IVAN M. GOLD (Bar No. 121486)
ALLEN MATKINS LECK GAMBLE
MALLORY & NATSIS LLP
Three Embarcadero Center, 12th Floor
San Francisco, CA 94111-4074
Phone: (415) 837-1515
Fax: (415) 837-1516

TODD E. WHITMAN (Bar No. 173878)
ALLEN MATKINS LECK GAMBLE
MALLORY & NATSIS LLP
1901 Avenue of the Stars, Suite 1800
Los Angeles, California 90067-6019
Phone: (310) 788-2400
Fax: (310) 788-2410

Attorneys for Plaintiff
REEP-OFC 2300 Empire CA LLC

SUPERIOR COURT OF THE STATE OF CALIFORNIA

COUNTY OF LOS ANGELES

NORTH CENTRAL DISTRICT – BURBANK COURTHOUSE

REEP-OFC 2300 EMPIRE CA LLC, a Delaware limited liability company, Plaintiff, vs. POINT.360, a California corporation; and DOE ONE through DOE TEN, inclusive, Defendants.	Case No. EC 067018 **UNLIMITED JURISDICTION** [Assigned to Hon. Donna Field-Goldstein, Dept. NCBB] **STIPULATION FOR ENTRY OF JUDGMENT** Complaint Filed: May 25, 2017 Trial Date: October 10, 2017

IT IS HEREBY STIPULATED by and between plaintiff REEP OFC 2300 Empire CA LLC (hereinafter "Landlord") and defendant Point.360 ("Tenant"), as follows:

A. On or about July 1, 2015, Walton Empire Center V, L.L.C., Landlord's predecessor-in-interest, as landlord, and Tenant, as tenant, entered into a written Lease Agreement (the "Lease") for certain office premises known as 2300 Empire Avenue, Suite 100, Burbank, California 91504 (the "Premises"), consisting of approximately 37,930 square feet, as more particularly described in the Lease.

B. Pursuant to Section 1.3 of the Lease, Tenant exercised its option to extend the term of the Lease, effective July 1, 2017, by written notice dated June 16, 2016. The term of the Lease is scheduled to expire December 31, 2017.

C. On July 18, 2017, Landlord filed its Complaint For Unlawful Detainer in the above-captioned action (the "Lawsuit") seeking recovery of possession of the Premises, back rent and charges in the sum of $208,218.02, damages for unlawful detention of the Premises, and attorneys' fees and costs. Tenant has answered Plaintiff's Complaint in the Lawsuit, which is currently set for trial on October 10, 2017.

D. As of July 1, 2017, rent and charges for the Premises (exclusive of variable utility charges and late fees), if the Lease had not been terminated, would continue to accrue at the rate of $117,749.44 per month.

E. The parties desire to settle and compromise their disputes with respect to the Lawsuit, unpaid rent and charges under the Lease, and Tenant's possession of the Premises in order to avoid the burden and expense of further litigation.

NOW, THEREFORE, the parties stipulate as follows:

1. Judgment shall be entered as stated in the attached form of Judgment, by which Plaintiff shall be awarded a Judgment for possession of the Premises and a money judgment for past due rent and damages through December 4, 2017 (with daily damages for December 1-4, 2017 calculated on a per diem basis), in the amount of $927,522.30.

2. Tenant shall vacate and deliver possession of the Premises to Landlord on or before December 4, 2017 (the "Return of Possession Date"). Tenant shall return the keys and access cards to the Premises so as to be received on or before the Return of Possession Date by hand delivery to Landlord's property manager as follows: Lincoln Property Company, 2300 Empire Avenue, Suite 175, Burbank, California 91504, Attn.: Danielle Schoelen, Property Manager.

3. Prior to October 31, 2017, Landlord will not cause further proceedings to be taken in the Lawsuit (including the filing of this Stipulation) other than notification to the Superior Court of the parties' settlement and the filing and service of the Notice of

Settlement under Rule 3.1385 of the California Rules of Court. From and after November 1, 2017, this Stipulation may be filed in the Superior Court, Judgment may be entered pursuant to this Stipulation, and a writ of possession with respect to restitution of the Premises may issue, but no "lock out" with respect to the Premises may occur prior to the December 4, 2017 Return of Possession Date. Enforcement of the money judgment hereunder through a writ of execution shall be stayed through December 4, 2017.

4. Prior to the Return of Possession Date, Tenant shall continue to perform all non-monetary obligations under the Lease, including, without limitation, repairs and maintenance, compliance with applicable laws relating to Tenant's operations at the Premises, and Tenant's obligations to insure the Premises.

5. Prior to the Return of Possession Date, consistent with and without limiting the provisions of Section 12.7 of the Lease, Landlord, through its property manager, leasing agent or broker, engineer or other representative, may access and enter the Premises, during ordinary business hours on twenty-four (24) hours' notice, for purposes of inspection and to show the Premises to prospective replacement tenants. Landlord may further engage in marketing efforts with respect to the reletting of the Premises that are ordinary and customary for similar buildings in the Burbank Airport Area.

6. Between the execution of this Stipulation and the Return of Possession Date, Landlord and Tenant may enter into further agreements with respect to the disposition of furniture, furnishings, equipment or other personal property at the Premises provided such future and further agreements are documented in one or more writings duly executed by authorized representatives of each party. On or before October 16, 2017, Tenant shall provide Landlord with a written inventory of the furniture, furnishings, equipment and other personal property that Tenant proposes to remove from the Premises. Landlord and Tenant then agree to entry into good faith negotiations (which shall include at least one "face to face" meeting) regarding the possible transfer to Landlord (or a replacement tenant) of all or a portion of the items so designated by Tenant and determine appropriate compensation therefor, which may or may not involve a credit against the money judgment

amount provided in Paragraph 1, above. Nothing herein shall require the parties to reach any agreement and either party may terminate such negotiations at any time.

7. Pursuant to Section 4.4 of the Lease, Tenant shall, prior to the Return of Possession Date, remove "Tenant's Panels and Tenant's Eyebrow Signage" (as defined in the Lease) and repair any damages caused by such removal within fifteen (15) calendar days' of Landlord's written demand delivered no earlier than the Return of Possession Date.

8. Should Tenant retain or employ any third-party contractor with respect to the removal of furniture, fixtures or equipment from the Premises, or to repair or restore any portion of the Premises, consistent with and without limiting the provisions of Section 4.1.2 of the Lease, prior to the commencement of any such work, Tenant shall (a) provide Landlord with the name, contact information and scope of work for such contractor(s) so Landlord may post and record a notice of nonresponsibility, and (b) give Landlord evidence of the insurance required by the provisions of Section 7.2.4 of the Lease.

9. Any furniture, fixtures, equipment or other personal property that remains in or on the Premises following the Return of Possession Date ("Abandoned Personal Property") shall be deemed abandoned by Tenant and may be retained, transferred or disposed of by Landlord, at its sole discretion, with no duty to account to Tenant therefor. Tenant waives any rights it may have under Civil Code sections 1980 *et seq*. with respect to the Abandoned Personal Property.

10. Landlord acknowledges that Tenant has previously deposited a "Security Deposit" under Section 2.4 of the Lease in the sum of $113,790.00. The disposition of the Security Deposit following the Return of Possession Date shall be governed by the terms of the Lease and applicable California law.

11. Tenant expressly waives and relinquishes any right to notice of hearing and hearing prior to entry of judgment as provided in this Stipulation. Tenant expressly consents that a writ of execution or possession may issue in favor of Landlord, without

notice to Tenant, as provided in this Stipulation, subject to any stay of enforcement of Judgment provided herein.

12. Each party shall bear its own attorneys' fees and costs incurred, through the Return of Possession Date, in the Lawsuit, but Landlord shall be entitled to its attorneys' fees and costs incurred in the enforcement of the Judgment, consistent with Code of Civil Procedure sections 685.040, 685.070 and 1034.5.

13. Nothing in this Stipulation shall be deemed to waive, impair or limit any claims for damages for breach of the Lease that Landlord may have under the terms of the Lease and Civil Code section 1951.2, or any defense to such claims for damages by Tenant. In the event that Tenant files a voluntary petition under Chapter 11 of the United States Bankruptcy Code prior to the Return of Possession Date, and provided that Tenant timely complies with the requirements of Paragraph 2, above, on or before the Return of Possession Date, Landlord agrees that it will not assert any administrative priority claim for any post-petition period of occupancy prior to the Return of Possession Date as rent and charges for such period have been provided for in the Judgment provided by Paragraph 1, above. In the event of Tenant's bankruptcy, nothing herein shall be construed to waive, limit or impair (a) any general unsecured claims by Landlord based on the Judgment or damages under the Lease and Civil Code section 1951.2, as may be limited by Bankruptcy Code section 502(b)(6), and (b) any administrative priority claims by Landlord for post-petition occupancy of the Premises after the Return of Possession Date under Bankruptcy Code section 365(d)(3) or 503(b).

14. Landlord represents and warrants that the law firm of Allen Matkins Leck Gamble Mallory & Natsis LLP represents it in connection with this Stipulation and all matters covered by it, and that it has been fully advised by those attorneys with respect to its rights and obligations under this Stipulation. Tenant represents and warrants that Lewis R. Landau, Esq. represents it in connection with this Stipulation and all matters covered by it, and that it has been fully advised by its attorneys with respect to its rights and obligations under this Stipulation.

15. This Stipulation is the complete and exclusive expression of the terms agreed to among the parties with respect to the relief sought in the Lawsuit and supersedes and replaces all prior proposals, representatives and communications, both oral and written, with respect to the subject matter hereof. It is expressly understood and agreed that this Stipulation may not be altered, amended, modified or otherwise changed except by a writing duly executed by authorized representatives of each party.

16. Each person signing this Stipulation on behalf of an entity warrants that he or she has authority to bind said entity by signing this Stipulation.

17. This Stipulation may be executed in counterparts, one or more of which may contain facsimile signatures (including electronic copies in .pdf format), all of which shall constitute an agreement. An executed facsimile of this Stipulation may be used for all purposes in place of and instead of the original and will be binding on the signing party as if the original.

SIGNATURES OF PARTIES AND COUNSEL APPEAR ON FOLLOWING PAGE.

SO STIPULATED as of this __ day of October, 2017.

"Landlord"	"Tenant"
REEP OFC 2300 Empire CA LLC, a Delaware limited liability company	POINT.360, a California corporation
By: ______________________	By: ______________________
Name: ANDREW JENKINS	Name: HAIG S. BAGERDJIAN
Its Authorized Signatory	Its Authorized Signatory
Dated: 10/6/17	Dated: 10/6/2017

<u>**APPROVED AS TO FORM**</u>:

ALLEN MATKINS LECK GAMBLE MALLORY & NATSIS LLP	
By: ______________________	______________________
Ivan M. Gold	Lewis R. Landau
Attorneys for Plaintiff REEP OFC 2300 Empire CA LLC	Attorney for Defendant Point.360

IVAN M. GOLD (Bar No. 121486)
ALLEN MATKINS LECK GAMBLE
MALLORY & NATSIS LLP
Three Embarcadero Center, 12th Floor
San Francisco, CA 94111-4074
Phone: (415) 837-1515
Fax: (415) 837-1516

TODD E. WHITMAN (Bar No. 173878)
ALLEN MATKINS LECK GAMBLE
MALLORY & NATSIS LLP
1901 Avenue of the Stars, Suite 1800
Los Angeles, California 90067-6019
Phone: (310) 788-2400
Fax: (310) 788-2410

Attorneys for Plaintiff
REEP-OFC 2300 Empire CA LLC

SUPERIOR COURT OF THE STATE OF CALIFORNIA

COUNTY OF LOS ANGELES

NORTH CENTRAL DISTRICT – BURBANK COURTHOUSE

REEP-OFC 2300 EMPIRE CA LLC, a Delaware limited liability company, Plaintiff, vs. POINT.360, a California corporation; and DOE ONE through DOE TEN, inclusive, Defendants.	Case No. EC 067018 **UNLIMITED JURISDICTION** [Assigned to Hon. Donna Field-Goldstein, Dept. NCBB] **[PROPOSED] JUDGMENT FOR UNLAWFUL DETAINER PURSUANT TO STIPULATION** Complaint Filed: May 25, 2017 Trial Date: October 10, 2017

Pursuant to the Stipulation For Entry of Judgment ("Stipulation") by plaintiff REEP OFC 2300 Empire CA LLC, a Delaware limited liability company ("Plaintiff") and defendant Point.360, a California corporation ("Defendant"), the Court enters judgment against defendant Point.360, a California corporation, as follows:

1. Plaintiff is entitled to and shall recover possession from Defendant of the office premises known as 2300 Empire Avenue, Suite 100, Burbank, California 91504 (the "Premises").

2. Subject to the terms of the Stipulation, a writ of possession with respect to restitution of the Premises may issue after November 1, 2017, but no "lock out" with respect to the Premises may occur prior to December 4, 2017.

3. Plaintiff shall further recover from Defendant damages for the unlawful detention of the Premises through December 4, 2017 in the sum of $927,522.30.

4. Subject to the terms of the Stipulation, enforcement of the money judgment hereunder through a writ of execution shall be stayed through December 4, 2017.

5. Plaintiff shall be entitled to its attorneys' fees and costs incurred in the enforcement of this Judgment, consistent with Code of Civil Procedure sections 685.040, 685.070 and 1034.5.

Dated:

JUDGE OF THE SUPERIOR COURT